Exhibit 4.27

IDAHO POWER COMPANY

TO

DEUTSCHE BANK TRUST COMPANY AMERICAS,

Trustee

SUPPLEMENTAL INDENTURE

Dated as of

TO

INDENTURE

Dated as of August 1, 2001

DEBT SECURITIES

SUPPLEMENTAL INDENTURE dated as of                      made and entered into by and between IDAHO POWER COMPANY, a corporation of the State of Idaho (hereinafter, subject to Article XI of the Indenture, called the “Issuer” or the “Company”), having its principal office at 1221 West Idaho Street, Boise, Idaho 83702-5627, and DEUTSCHE BANK TRUST COMPANY AMERICAS (formerly known as Bankers Trust Company), a banking corporation organized and existing under the laws of the State of New York, as Trustee (hereinafter, subject to Article VII of the Indenture, called the “Trustee”), having its principal office at 60 Wall Street, New York, New York 10005, as Trustee under the Indenture for Debt Securities dated as of August 1, 2001 executed and delivered by Idaho Power Company.

WHEREAS the Indenture dated as of August 1, 2001 (herein with all indentures supplemental thereto called the “Indenture”), provides for the issuance of notes, debentures or other evidences of its indebtedness in one or more series (hereinafter called the “Securities”), unlimited in aggregate principal amount;

WHEREAS the Indenture provides in Article III thereof that, prior to the issuance of Securities of any series, the form of such Securities and the terms applicable to such series shall be established in, or pursuant to, the authority granted in a resolution of the Board of Directors (delivered to the Trustee in the form of a Board Resolution) or established in one or more indentures supplemental thereto;

WHEREAS the Issuer desires by this Supplemental Indenture, among other things, to establish the form of the Securities of a series of the Issuer, and to establish the terms applicable to such series, pursuant to Sections 3.1 and 10.1(e) of the Indenture;

WHEREAS the execution and delivery of this Supplemental Indenture by the parties hereto are in all respects authorized by the provisions of the Indenture; and

WHEREAS all things necessary have been done to make this Supplemental Indenture a valid agreement of the Issuer, in accordance with its terms.

NOW, THEREFORE, THIS                     SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually covenanted and agreed, as follows:

ARTICLE I.

                    Notes, Series

SECTION 1. The title of the series of the Securities established by this Supplemental Indenture shall be “                    Notes, Series                    , due                     ” of the Issuer (hereinafter called the “Series                    Notes”). The Series                     Notes shall bear interest (computed on the basis of a 360-day year of twelve 30-day months) until the principal amount thereof has been duly paid or provided for in full, at a rate per annum equal to     % and at the same rate per annum on any overdue principal or (to the extent legally enforceable) on any overdue installment of interest (the “Overdue Rate”).

SECTION 2. The Series                    Notes shall be limited in aggregate principal amount to $        , and shall be issued substantially in the form set forth in Exhibit A hereto (which is hereby incorporated herein and made a part hereof), subject to changes in the form thereof made by the Issuer and acceptable to the Trustee. The Series                     Notes shall mature on                 .

Interest shall be payable [quarterly] in arrears on the    day                    of                     ,                    ,                     and                    (each, an “Interest Payment Date”) and at Maturity. If any Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day. If Maturity would otherwise be a day that is not a Business Day, the payment of principal and interest due at Maturity shall be made on the next day that is a Business Day and no interest shall accrue as a result of such delayed payment.

Each payment of interest with respect of an Interest Payment Date or at Maturity shall include interest accrued to but excluding such Interest Payment Date or Maturity, as the case may be (an “Interest Period”).

Interest on any Series                    Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name such Series                    Note is registered at the close of business on the     day of the month next preceding such Interest Payment Date (the “Regular Record Date”). In the case of any Series                    Note issued between a Regular Record Date and the initial Interest Payment Date, interest for the period beginning on the date of issue and ending on the initial Interest Payment Date shall be paid to the person to whom such Series                    Note shall have been originally issued. Notwithstanding the foregoing, any interest that is payable but not punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the registered owner of such Series                    Note on such Regular Record Date, and may be paid to the person in whose name such Series                    Note is registered at the close of business on the Special Record Date established by the Issuer pursuant to Section 3.8 of the Indenture or as otherwise provided in Section 3.8 of the Indenture.

Payments of interest on any Series                    Note (other than interest payable at Maturity) will be made by mailing a check to the Holder at the address of the Holder appearing on the Securities Register on the applicable record date, unless otherwise agreed to by the Issuer. The principal amount thereof and any premium and the interest payable at Maturity will be paid at Maturity against presentation of a Series                    Note at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan, The City of New York, or as otherwise provided in the Indenture.

[The Series                     Notes are not redeemable prior to Maturity and the provisions of Article XIV of the Indenture are inapplicable.]

[The Series                    Notes are not entitled to any sinking fund and the provisions of Article XV of the Indenture are inapplicable thereto.]

The Series                     Notes are subject to the provisions of Article XII of the Indenture, which provide for the satisfaction and discharge of the Indenture under the circumstances and on the conditions set forth therein.

SECTION 3. The Series                    Notes may be issued in whole or in part as one or more Global Securities and The Depository Trust Company, or a nominee thereof, shall be the Depository for such Global Security or Global Securities, except in each case as otherwise provided in a Company Order with respect to any Series                    Notes. The Depository for such Global Security or Global Securities representing Series                    Notes may surrender one or more Global Securities representing Series                    Notes in exchange in whole or in part for individual Series                    Notes on such terms as are acceptable to the Issuer and such Depository and otherwise subject to the terms of Section 2.4 of the Indenture.

SECTION 4. The Issuer hereby appoints, or confirms the appointment of, Deutsche Bank Trust Company Americas as the initial Trustee, Securities Registrar and Paying Agent, subject to the provisions of the Indenture with respect to resignation, removal and succession, and subject, further, to the right of the Issuer to appoint additional agents (including Paying Agents). An Authenticating Agent may be appointed for the Series                     Notes under the circumstances set forth in, and subject to the provisions of, the Indenture.

ARTICLE II.

Miscellaneous Provisions

SECTION 1. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee shall not be responsible for and makes no representation as to the validity, execution by any party other than the Trustee or sufficiency of this supplemental indenture. The Indenture, as supplemented by this supplemental indenture, is in all respects hereby adopted, ratified and confirmed.

SECTION 2. The titles of the several Articles of this                      Supplemental Indenture shall not be deemed to be any part hereof.

SECTION 3. This                      Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 4. Capitalized terms used and not otherwise defined in this                      Supplemental Indenture shall have the meanings ascribed thereto in the Indenture.

SECTION 5. In case any provision in this                      Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 6. This                      Supplemental Indenture and any Securities issued hereunder shall be governed by and construed in accordance with the laws of the State of Idaho, except that the obligations, rights and remedies of the Trustee hereunder shall be determined under the laws of the State of New York.

SECTION 7. The Issuer represents and warrants to the Trustee that this                      Supplemental Indenture has been duly and validly executed and delivered by the Issuer and constitutes the Issuer’s legal, valid and binding obligation, enforceable against the Issuer in accordance with its terms.

SECTION 8. The Trustee shall be entitled to all of the same rights, protections, immunities and indemnities set forth in the Indenture as if specifically set forth herein.

SECTION 9. This                      Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 10. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, the Trustee is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties hereto agrees to provide to the Trustee upon its reasonable request from time to time identifying information and documentation as may be reasonably available to it in order to enable the Trustee to comply with such laws, rules, regulations and executive orders.

IN WITNESS WHEREOF, the parties hereto have caused this                      Supplemental Indenture to be duly executed.

IDAHO POWER COMPANY

By
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS
not in its individual capacity, but solely as Trustee

By
Name:
Title: